Exhibit 10.3

MARRIOTT INTERNATIONAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2008

TABLE OF CONTENTS

PREAMBLE		1

ARTICLE I - DEFINITIONS		2

1.1	ACCOUNT	2
1.2	ADMINISTRATOR	2
1.3	CODE	2
1.4	COMMITTEE	2
1.5	COMPANY	2
1.6	COMPANY ACCRUALS	2
1.7	COMPENSATION	2
1.8	DEFFERAL PERCENTAGE	2
1.9	DEFERRED COMPENSATION	2
1.10	DEFERRED COMPENSATION RESERVE	2
1.11	EFFECTIVE DATE	3
1.12	ELECTION	3
1.13	ELECTION YEAR	3
1.14	EMPLOYEE	3
1.15	FISCAL YEAR	3
1.16	HR OFFICER	3
1.17	IN-SERVICE WITHDRAWAL	3
1.18	LTCI COMPENSATION	3
1.19	NON-EMPLOYEE DIRECTOR	3
1.20	PARTICIPANT	3
1.21	PERMANENT DISABILITY	4
1.22	PLAN	5
1.23	REINSTATEMENT OR REINSTATED	5
1.24	RETIRE OR RETIREMENT	5
1.25	RETIREMENT SAVINGS PLAN	5
1.26	SEPARATION FROM SERVICE	5
1.27	SUBSIDIARY	5
1.28	VESTED PORTION	5
1.29	YEAR OF SERVICE	6

ARTICLE II - PARTICIPANT ELECTIONS		7

2.1	DEFERRED COMPENSATION RESERVE	7
2.2	ELECTIONS	7
2.3	FORM OF ELECTION	8

ARTICLE III - PARTICIPANT ACCOUNTS		9

3.1	INDIVIDUAL ACCOUNTS	9
3.2	COMPANY ACCRUALS	9
3.3	VESTING	10
3.4	FORFEITURES	11
3.5	CREDITING OF EARNINGS	11
3.6	ACCOUNTS DO NOT RESULT IN PROPERTY RIGHTS	11
3.7	NO ASSIGNMENT OF INTERESTS	12
3.8	FEDERAL AND STATE TAXES	12

ARTICLE IV - DISTRIBUTIONS		13

4.1	ELECTION OF DISTRIBUTION	13
4.2	FORM AND TIMING OF DISTRIBUTION	13
4.3	TAX IMPACT	16
4.4	CHANGES IN DISTRIBUTION ELECTION	16
4.5	BENEFICIARIES	17
4.6	DISCHARGE OF OBLIGATION FOR PAYMENT	17

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ARTICLE V - ADMINISTRATION		18

5.1	ADMINISTRATOR	18
5.2	EXPENSES	18

ARTICLE VI - CLAIMS PROCEDURE		19

6.1	INITIAL CLAIMS	19
6.2	APPEALS	19

ARTICLE VII - MISCELLANEOUS		20

7.1	PLAN NOT AN EMPLOYMENT CONTRACT	20
7.2	NO TRUST CREATED	20
7.3	AMENDMENT OR TERMINATION OF PLAN	20
7.4	EFFECT OF PLAN	20
7.5	SEVERABILITY	20
7.6	APPLICABLE LAW	21

APPENDIX A		22

BENCHMARK FUNDS		22

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MARRIOTT INTERNATIONAL, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

PREAMBLE

WHEREAS, as of March 27, 1998, the Company established an unfunded deferred compensation arrangement known as the Marriott International, Inc. Executive Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees of the Company and its subsidiaries; and

WHEREAS, effective January 1, 2001, the Plan was amended and restated to reflect amendments made to the Plan following March 27, 1998; and

WHEREAS, effective October 1, 2004, the Plan was amended and restated to reflect amendments made to the Plan following January 1, 2001; and

WHEREAS, the Company wishes to amend and restate the Plan to reflect amendments that have been made following the October 1, 2004 restatement and certain administrative changes, and to comply with section 409A of the Internal Revenue Code.

NOW THEREFORE, the Plan, as herein amended and restated, shall be effective as of January 1, 2008.

ARTICLE I

DEFINITIONS

For purposes of this Plan, unless the context requires otherwise, the following words and phrases, when used herein with initial capital letters, shall have the meanings indicated:

1.1 “Account” shall mean, with respect to each Participant, the amount of Company Accruals, Deferred Compensation and earnings credited to a Participant under the Deferred Compensation Reserve.

1.2 “Administrator” means the Company’s Senior Vice President for Executive Compensation.

1.3 “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, including the regulations issued thereunder.

1.4 “Committee” means the Compensation Policy Committee appointed by the Board of Directors of Marriott International, Inc.

1.5 “Company” means Marriott International, Inc. and any Subsidiary that (a) elects to join the Plan, and (b) obtains the consent of the Committee to do so.

1.6 “Company Accruals” means the amounts credited to the Deferred Compensation Reserve pursuant to Section 3.2.

1.7 “Compensation” means (a) with respect to Employees, Compensation as defined for purposes of computing contributions under the Retirement Savings Plan, determined, however, by including LTCI Compensation and without regard to any Elections made by the Employee to defer any compensation under this Plan; and (b) with respect to Non-Employee Directors, fees payable by the Company during the Election Year. Notwithstanding the preceding sentence, effective January 1, 2007, for purposes of determining contributions under the Plan, compensation received by the Employee on or after January 1, 2007, for payroll periods ending on or after December 28, 2006, shall not include payments made after the Employee’s Separation from Service.

1.8 “Deferral Percentage” means the percentage of a Participant’s Compensation for the Election Year to be deferred in accordance with an Election pursuant to Article II of this Plan.

1.9 “Deferred Compensation” means Compensation with respect to which a Participant has made an Election to defer receipt thereof in accordance with Article II of this Plan.

1.10 “Deferred Compensation Reserve” means the book reserve reflecting the total aggregate amounts credited to the individual accounts of Participants under Articles II and III of this Plan.

1.11 “Effective Date” means January 1, 2008, the effective date of this restatement of the Plan, except as otherwise indicated herein. The Plan was originally effective March 27, 1998.

1.12 “Election” means an election made by a Participant in accordance with Article II of this Plan.

1.13 “Election Year” means, for an Employee, the calendar year for which a Participant makes an Election with respect to Compensation received during such calendar year pursuant to Article II of this Plan. “Election Year” means, for a Non-Employee Director, the one-year period that begins immediately following the first Annual Meeting of Shareholders which is subsequent to the Election period and ends on the next Annual Meeting of Shareholders.

1.14 “Employee” means any individual employed by the Company. Any Employee who, at the request and on the assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment.

1.15 “Fiscal Year” means each year beginning on the first day of each fiscal year of Marriott International, Inc. and ending on the last day of each fiscal year of Marriott International, Inc. The fiscal year of Marriott International, Inc. is currently an annual period which varies from 52 to 53 weeks and ends on the Friday closest to December 31. A reference to a Fiscal Year preceding an Election Year means the Fiscal Year ending closest to the first day of the Election Year.

1.16 “HR Officer” means the most senior human resources executive of the Company, as designated by the President of the Company.

1.17 “In-Service Withdrawal” means a distribution of Deferred Compensation and the earnings thereon, in accordance with a Participant’s Election under Section 4.1, before a Participant incurs a Separation from Service from the Company.

1.18 “LTCI Compensation” means any compensation payable under a plan, agreement or award designated as a long term incentive or premium incentive plan, agreement or award.

1.19 “Non-Employee Director” means an individual who is not an Employee and (i) is a member of the Board of Directors of Marriott International, Inc., or (ii) has been elected to serve as such for a term which will begin at a subsequent point in time.

1.20 “Participant” means an individual who meets the requirements of any of the following paragraphs (a) through (f):

(a) Employees who are eligible to participate in the Retirement Savings Plan and have at least one Year of Service as of a date in the Election Year and Compensation, as defined below, greater than or equal to $165,000 or such higher Compensation limitation as may be determined for such Election Year by the Administrator on advice of counsel; provided, however, that such Employee’s Election shall be effective solely with respect to Compensation paid or payable on or after the date such Employee has completed one Year of Service.

For purposes of this Section 1.20(a), “Compensation” means:

With respect to Employees other than commissioned sales executive Employees of the Marriott Vacation Club International Division of the Company, the sum of the following: (i) the rate of base pay as of November 1 (or such other date as may be specified by the Administrator) immediately preceding the Election Year, annualized; (ii) the executive bonuses, commissions and management quarterly banquet awards received from January 1 through October 31 (or such other date as may be specified by the Administrator) of the year preceding the Election Year; and (iii) with respect to Employees who have review dates between October 31 (or such other date as may be specified by the Administrator) of the year preceding the Election Year and the last day of February of the Election Year, the annualized base pay as determined in (i), above, times 1.04.

With respect to commissioned sales executive Employees of the Marriott Vacation Club International division of the Company, the commissions received from January 1 through October 31 (or such other date as may be specified by the Administrator) of the year preceding the Election Year, annualized.

(b) Select management or highly compensated employees of a business acquired by the Company who, prior to that acquisition, were covered by a nonqualified deferred compensation program of such acquired business;

(c) Employees with whom the Company has entered into a deferred compensation agreement under this Plan;

(d) Non-Employee Directors;

(e) Former Participants, terminated Participants, and their beneficiaries, as appropriate to the context; and

(f) Such other individuals as shall be designated by the HR Officer.

Except with respect to the Participants described in Section 1.20(d) through (f), in no event shall an individual be a Participant in this Plan unless the Administrator has invited such individual to participate in the Plan.

1.21 “Permanent Disability” means that the Participant, as a result of a disability, will be prevented on a permanent basis from engaging in any occupation for which he or she is reasonably qualified by education, training or experience as certified by a competent medical authority designated by the Named Fiduciary of the Retirement Savings Plan to make such determination. The foregoing shall include disability attributable to the permanent loss of or loss of use of a member or function of the body, or to the permanent disfigurement of the Participant. The determination of the existence of a Permanent Disability shall be made by the Administrator and shall be final and binding upon the Participant and all other parties.

1.22 “Plan” means the Marriott International, Inc. Executive Deferred Compensation Plan, as described herein and as may be amended from time to time.

1.23 “Reinstatement” or “Reinstated” means an Employee, upon being rehired by the Company, is credited with the same hire date as that Employee’s hire date for his or her most recent period of continuous employment with the Company prior to being rehired.

1.24 “Retire” or “Retirement” means to have a Separation from Service, other than due to death or Permanent Disability, on or after (i) attainment of age fifty-five (55) and the completion of ten (10) Years of Service, or (ii) completion of 240 whole months of service with the Company, including Service, as defined in the Retirement Savings Plan, and service as a Non-Employee Director. A whole month of service is a monthly period that begins on the date of the month on which service began and ends on the date preceding the same date in the next month.

1.25 “Retirement Savings Plan” means the Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust.

1.26 “Separation from Service” means termination of service with the Company in any of the following circumstances:

(a) Where the Employee or Non-Employee Director voluntarily resigns;

(b) Where the Employee or Non-Employee Director voluntarily Retires;

(c) Where the Employee or Non-Employee Director is discharged;

(d) Where the Employee or Non-Employee Director terminates service with the Company on account of a Permanent Disability;

(e) Where the Employee or Non-Employee Director dies; or

(f) Where the Non-Employee Director is not re-elected to serve on the Board of Directors of the Company.

1.27 “Subsidiary” means either (a) a member of a controlled group of corporations of which the Company is a member as determined in accordance with the provisions of Code Section 414(b), or (b) an unincorporated trade or business which is under common control by or with the Company as determined in accordance with Section 414(c) of the Code.

1.28 “Vested Portion” of a Participant’s Deferred Compensation Reserve account means (i) one hundred percent (100%) of the Deferred Compensation credited to the account, and earnings thereon, and (ii) the portion of the Company Accruals credited to the account, and earnings thereon, which have vested in accordance with the terms of Section 3.3 of the Plan.

1.29 “Year of Service” means, for Employees, a Year of Service as defined in the Retirement Savings Plan and, for Non-Employee Directors, a twelve (12) consecutive month period of service as a Non-Employee Director. If an Employee terminates employment with the Company after at least one Year of Service and subsequently resumes employment with the Company, the Employee’s Years of Service, for eligibility purposes under this Plan, shall be determined in accordance with Article II of the Retirement Savings Plan.

ARTICLE II

PARTICIPANT ELECTIONS

2.1 Deferred Compensation Reserve.

The Company shall establish and maintain a book reserve (the “Deferred Compensation Reserve”) to which it shall credit the amounts of Deferred Compensation determined in accordance with Section 2.3, Company Accruals under Section 3.2, as well as earnings allocated thereto under Section 3.5. The Deferred Compensation credited each Election Year shall be based on their Elections as provided in Sections 2.2. The Company shall maintain a separate Account under the Deferred Compensation Reserve with respect to each Participant.

2.2 Elections.

(a) Each Participant (other than a Participant under subsections 1.20(e)) shall have the option each calendar year to designate in an Election, in the form prescribed in Section 2.3, a percentage (the “Deferral Percentage”), specified in multiples of one percent (1%), of such Participant’s Compensation for the pertinent Election Year, to be credited to the Deferred Compensation Reserve; provided, however, that the Administrator shall have the right to approve or disapprove such Election by any Participant, in whole or in part, in the sole discretion of the Administrator. The Administrator shall, in its discretion, establish a maximum Deferral Percentage for the Compensation with respect to which a Participant may make an Election for the Election Year (including LTCI Compensation, subject to the election requirements in (b) below). In accordance with procedures established by the Administrator, a Participant may make a separate election under this Section 2.2(a) with respect to regular pay and to bonus.

(b) Elections described in Section 2.2(a) shall be made in accordance with procedures prescribed by the Administrator on or before (i) the last day of the calendar year immediately preceding the Election Year or (ii) such other earlier date as designated by the Administrator, provided such date precedes any service period during which the Participant earns the Compensation for which the election is made; provided, further, that an Election to have a portion or all of a Participant’s LTCI Compensation for an Election Year credited to the Deferred Compensation Reserve shall be made on or before (i) the last business day of the calendar year preceding the calendar year which precedes the Election Year or (ii) such other date as may be designated by the Administrator that satisfies the election rules for performance-based compensation under Code section 409A(a)(4)(B)(iii). Notwithstanding the preceding sentence, effective January 1, 2005, with respect to Deferred Compensation subject to Code section 409A relating all or in part to services performed on or before December 31, 2005, an Election may be made any time on or before March 15, 2005; provided that on or before the date of such Election the subject Deferred Compensation has not been paid or become payable to the Participant. Late Elections shall be invalid.

(c) Except as provided in Article IV, an Election shall be irrevocable with respect to all Compensation payable during an Election Year that is subject to the Election. A Participant’s Election made as to an Election Year shall remain in effect for all subsequent Election Years unless the Participant notifies the Administrator, in accordance with procedures specified by the Administrator, of such Participant’s desire to modify his or her Election.

(d) If an Employee is a Participant in accordance with Section 1.20(a) for an Election Year and incurs a Separation from Service, upon the subsequent Reinstatement of such Employee within the same Election Year, the Employee shall immediately be reinstated as a Participant and shall be subject to the same deferral Elections as were in effect immediately prior to such Employee’s Separation from Service.

2.3 Form of Election.

(a) Each Election shall be made on a form provided by the Administrator within the period described in Section 2.2(b), and shall designate a Deferral Percentage. Such Elections shall designate a distribution commencement date and manner of distribution in accordance with Article IV. If no designation is received by the Administrator within the prescribed time period, the Administrator shall select the time and manner of distribution within the period described in Section 2.2(b) and notify the Participant of such selection.

(b) For purposes of this Section 2.3, Participants eligible to make Elections provided herein shall include only Participants described in Sections 1.20(a), (b), (c), (d) and (f), and shall exclude all other Participants.

ARTICLE III

PARTICIPANT ACCOUNTS

3.1 Individual Accounts.

The Administrator shall establish and maintain records reflecting each Participant’s Account in the Deferred Compensation Reserve to which the Administrator shall credit Deferred Compensation in accordance with each Participant’s Election pursuant to Section 2.3, Company Accruals pursuant to Section 3.2 and earnings pursuant to Section 3.5.

3.2 Company Accruals.

(a) Discretionary Company Accruals. The Company may make discretionary Company Accruals for each Election Year to be allocated to the Deferred Compensation Reserve on behalf of Participants. In any Election Year for which the Company makes such discretionary Company Accrual, the Company Accrual shall be calculated as follows:

(i)	for Participants whose Compensation is equal to or greater than a threshold dollar amount established for that Election Year by the Administrator in its sole discretion (which threshold shall apply to each future Election Year unless changed by the Administrator) but less than the compensation threshold established under the following subparagraph (ii): a percentage of the first three percent (3%) of Compensation deferred by the Participant under the Plan for the Election Year.

(ii)	for Participants whose Compensation is equal to or greater than a threshold dollar amount established for that Election Year by the Administrator in its sole discretion (which threshold shall apply to each future Election Year unless changed by the Administrator): a percentage of the first six percent (6%) of Compensation deferred under the Plan for the Election Year.

Notwithstanding the preceding sentence, a Participant shall only be eligible for Company Accruals for Compensation earned during periods in which the Participant is eligible to participate in the Retirement Savings Plan.

(b) Additional discretionary Company Accruals may be made by the Company from time to time. Such additional Company Accruals may be made in accordance with procedures established by the Company at the time such Company Accruals are allocated to a Participant’s Account.

(c) Company Accruals under this Section 3.2 shall be allocated only on behalf of Participants in the Plan who are actively employed (including Participants on approved leaves of absence) by the Company or serving as Non-Employee Directors as of the last day of the

Fiscal Year of the Company for which the allocation is made. Notwithstanding the preceding sentence, Participants who incur a Separation from Service before the last day of the Fiscal Year because they Retire, have a Permanent Disability, or die, or because they are employed by a business unit which is sold or otherwise disposed of on or after January 3, 1998, shall be eligible to have Company Accruals credited to the Deferred Compensation Reserve on their behalf in accordance with the provisions of Sections 3.2(a) and (b).

(d) Notwithstanding paragraphs (c) and (d) above, a Participant who incurs a Separation from Service during an Election Year and is within ninety (90) days Reinstated as an Employee or a Non-Employee Director prior to the end of such Election Year and remains employed as of the last day of the Fiscal Year shall be credited with Company Accruals in accordance with this Section 3.2 for such Election Year if such Participant otherwise satisfies the requirements of the first sentence of paragraph (c).

3.3 Vesting.

(a) Deferred Compensation. Participants shall be immediately vested in Deferred Compensation and the related earnings allocated to their account under the Deferred Compensation Reserve.

(b) Company Accruals. For Company Accruals attributable to Deferred Compensation for periods prior to January 1, 2001, Participants shall be one hundred percent (100%) vested in Company Accruals allocated to their accounts under the Deferred Compensation Reserve. Participants shall become vested in Company Accruals allocated in accordance with Section 3.2(a) at the rate of twenty-five percent (25%) for each Year of Service of the Participant following the date on which such Company Accrual is allocated to the Participant’s Account under the Deferred Compensation Reserve. For purposes of the preceding sentence, Company Accruals allocated in a given calendar year shall be deemed allocated on March 1 of such calendar year. Notwithstanding the foregoing of this Section 3.3(b), and subject to the approval of the HR Officer, a Participant shall become fully vested in Company Accruals and the related earnings allocated to the Participant’s account if the Participant’s Separation from Service is due to Retirement, Death or Permanent Disability.

(c) Additional Discretionary Company Accruals. Additional discretionary Company Accruals made under Section 3.2(c) shall vest in accordance with a schedule established by the Company at the time such Company Accruals are allocated to a Participant’s Account.

(d) Forfeiture for Failure to Comply with Non-Competition Requirements. All vesting on Company Accruals is subject to a Participant’s compliance with the Company’s Non-Competition Agreement. A Participant shall be deemed to comply with the Non-Competition Agreement if such Participant does not engage in activities in Competition with the business of the Company. “Competition” shall mean (i) engaging, individually or as an employee, consultant, owner (more than five percent (5%)) or agent of any entity, in or on behalf of any business engaged in significant competition (or that transacts or cooperates with another business in activities of significant competition) with any business operated by the Company or with interests adverse to those of the Company; (ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential or proprietary Company information, in each case, without the approval of the Company. Determination of whether or not particular activities are in competition will be made by the Company in its reasonable judgment.

3.4 Forfeitures.

The non-Vested Portion of a Participant’s Account shall be forfeited upon the Participant’s Separation from Service or if a Participant is found to have engaged in Competition with the Company. Forfeitures shall be applied to reduce the administrative expenses of the Plan.

3.5 Crediting of Earnings.

At the time a Participant makes an Election for the amount to be deferred for an Election Year in accordance with Section 3.2, such Participant may elect that a specified percentage of the Deferred Compensation be credited with hypothetical earnings in accordance with the performance of designated funds selected by the Company or its delegate (“Benchmark Funds”), as described in Appendix A. The Company shall credit such earnings to the Deferred Compensation Reserve on a daily basis. If a Participant does not make an allocation election, the Participant’s account will be credited with the rate of return on the money market fund included in the Benchmark Funds. Once a Participant has allocated amounts in the Participant’s Account to Benchmark Funds, the Participant may elect to change the allocation of all or a portion of his Account among the Benchmark Funds on a periodic basis in accordance with procedures established by the Administrator. Notwithstanding the foregoing of this Section 3.5, the hypothetical earnings credited to a Participant’s or beneficiary’s Account may be adjusted in accordance with Section 5.2.

3.6 Accounts Do Not Result in Property Rights.

(a) The Deferred Compensation Reserve and the accounts maintained thereunder on behalf of each Participant are for administrative purposes only, and do not vest in the Participants any right, title or interest in such reserve or such accounts, except as expressly set forth in this Plan.

(b) Title to and beneficial ownership of any assets, whether cash or investments which the Company may designate to make payments of Deferred Compensation hereunder, shall at all times remain in the Company, and no Participant shall have any property interest whatsoever in any specific assets of the Company.

3.7 No Assignment of Interests.

The rights of Participants or any other persons to the payment of amounts from the Deferred Compensation Reserve under this Plan shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

3.8 Federal and State Taxes.

Federal and state payroll taxes or state, local or foreign income taxes required to be withheld on Deferred Compensation credited to a Participant’s Deferred Compensation Reserve shall be withheld from other Compensation paid to the Participant at the time of deferral. Notwithstanding the preceding sentence, if a Participant’s other Compensation is insufficient to pay such amounts, the amount of Deferred Compensation credited to the Deferred Compensation Reserve on the Participant’s account shall be reduced, at the time amounts are to be credited, to the extent necessary to cover all required withholding taxes.

ARTICLE IV

DISTRIBUTIONS

4.1 Election of Distribution.

(a) For each Election Year, a Participant shall designate in an Election made in accordance with Section 2.3 whether distribution of amounts credited to the Participant’s Deferred Compensation Reserve for such Election Year as Deferred Compensation are to be distributed following Separation from Service or as an In-Service Withdrawal. A Participant may make a separate distribution election for each Election Year. Elections for distribution following Separation from Service will continue from Election Year to Election Year unless a new election is made by the Participant. A Participant must affirmatively elect an In-Service Withdrawal for an Election Year or the Participant shall be deemed to have elected a distribution following Separation from Service.

Notwithstanding the preceding paragraph, the Vested Portion of a Participant’s Company Accruals and the earnings thereon shall become distributable only following such Participant’s Separation from Service; such distribution shall be made to the Participant in the manner specified in paragraph (a) of Section 4.2.

(b) Each participant may elect, on a form provided by the Administrator, that distributions which are to be made to the Participant in installments following Separation from Service shall be deemed to come first from the money market fund included as a Benchmark Fund, in Appendix A, to the extent the Participant’s hypothetical Account is invested in such money market fund. If a Participant does not make such an election, the distribution shall be deemed to come proportionally from each Benchmark Fund in which the Participant’s Account is deemed to be invested. If a Participant makes such election and the amount allocated to the money market fund in the Participant’s Account is less than the amount of the distribution, the remaining portion of the distribution shall be deemed to come proportionally from the remaining Benchmark Funds in which the Participant’s Account is deemed to be invested. Any election under this subsection 4.1(b) shall be effective as soon as practicable after the election is received by the Administrator.

4.2 Form and Timing of Distribution.

(a) Distribution Following Separation from Service. Any amounts credited to the Participant’s Account for which the Participant has elected distribution following Separation from Service may be distributed in any of the following forms, as elected by the Participant: (i) a lump sum cash payment within the ninety (90) days immediately following the Participant’s Separation from Service; (ii) annual cash installments payable each January over a designated term not to exceed twenty (20) years, commencing in the January immediately following the year of the Participant’s Separation from Service; or (iii) five (5) annual cash installments commencing in the sixth (6th) January following such Participant’s Separation from Service and continuing in each of the four (4) immediately following Januaries. Notwithstanding the preceding sentence, if the balance credited to a Participant’s Deferred Compensation Reserve Account is less than $10,000 upon a Participant’s Separation from Service, such Participant’s Deferred Compensation Reserve Account shall be paid to the Participant in a lump sum within the ninety (90) days immediately following the Participant’s Separation from Service.

(b) In-Service Withdrawal. Subject to procedures established by the Administrator, at the time that a Participant makes an Election for an Election Year, the Participant may elect to receive an In-Service Withdrawal, occurring or beginning in a future calendar year specified by the Participant, of the Deferred Compensation attributable to that Election (specified as a dollar amount or as a percentage); provided, however, that the year in which such withdrawal begins shall be no earlier than the third (3rd) calendar year following the calendar year in which the Deferred Compensation is credited to the Participant’s Account. The Participant may elect to have amounts subject to an In-Service Withdrawal election distributed in annual cash installments paid over a term of two (2) to five (5) years or as a single lump sum cash payment. Notwithstanding the preceding two sentences, if the balance credited to a Participant’s Deferred Compensation Reserve is $10,000 or less on the date an In-Service Withdrawal is scheduled to commence in installments, payment will be in the form of a single lump sum cash payment.

Notwithstanding the preceding paragraph, Company Accruals and related earnings are not available for scheduled In-Service Withdrawals.

(c) Installments. For purposes of Section 4.2(a) and (b), the amount of any installment payment shall be computed as the Participant’s current distributable interest divided by the remaining unpaid installments (including the installment being computed).

(d) Separation from Service Prior to Receipt of In-Service Withdrawal. If a Participant incurs a Separation from Service prior to the date elected by the Participant for an In-Service Withdrawal, the portion of the Participant’s Account subject to the In-Service Withdrawal election shall be distributed in a lump sum cash payment within the ninety (90) days immediately following the Participant’s Separation from Service. If a Participant receiving scheduled in-service annual installment distributions incurs a Separation from Service prior to receiving the last of the installments, the Participant will receive the remaining installments in a lump sum within the ninety (90) days immediately following the Participant’s Separation from Service.

(e) Failure to Elect Form of Distribution. Notwithstanding paragraphs (a) through (d), amounts allocated to the Participant’s Account for which no distribution election has been made shall be distributed in the form of a single lump sum cash payment made within the ninety (90) days immediately following the Participant’s Separation from Service.

(f) Distribution Following Death of Participant. If the Participant dies before distribution of his or her account has begun or after distribution has begun but before the Vested Portion of the Participant’s Account is fully distributed, the undistributed Vested Portion of the account shall be distributed to the Participant’s beneficiary in a single lump sum cash payment within the ninety (90) days immediately following the Participant’s death. If a Participant fails to designate a beneficiary in accordance with Section 4.5, or if the beneficiary designated by the Participant does not survive the Participant, the default beneficiary shall be determined in accordance with Section 4.5 and the distribution to such default beneficiary shall be in the form of a single lump sum as provided above, notwithstanding any designation by the Participant.

(g) Non-Vested Amounts. Upon a Participant’s Separation from Service, the Company shall have no further obligation to the Plan or to the Participant for the part of the Participant’s account that is not the Vested Portion.

(h) Permissible Delays in Distribution. Notwithstanding elections made under Section 4.1, distributions may be delayed in accordance with the following provisions of this Section 4.2(h), provided that any such distribution shall be made solely in the discretion of the Administrator without regard to the request, intent or wishes of any Participant or beneficiary:

(i) Delay for Specified Employees. Distributions on account of a Separation from Service of a Participant who is a Specified Employee (as defined as follows) shall be made or commence not before the date which is six (6) months following the Separation from Service, except in the event of the Participant’s death. For this purpose, a Specified Employee is a person described under Treasury Regulation section 1.409A-1(i), applying the default rules thereunder.

(ii) Section 162(m) Delays. Subject to the requirements of Treasury Regulations section 1.409A-2(b)(7)(i), the Administrator, in its sole discretion, may delay distributions to a Participant to the extent necessary to avoid application of the deduction limitation under Code section 162(m).

(iii) Violations of Law. Subject to the requirements of Treasury Regulation section 1.409A-2(b)(7)(ii), the Administrator may delay distributions to a Participant or beneficiary to the extent that it reasonably anticipates that the distribution, if paid, will violate Federal securities laws or other applicable law.

(i) Permissible Accelerated Distributions. Distributions shall not be accelerated except solely at the discretion of the Administrator, subject to the following provisions of this Section 4.2(i):

(i) Employment Taxes. To the extent that federal payroll taxes are required to be withheld on a Participant’s Account as it vests, including, but not limited to, taxes due under Code section 3101, the Company will determine these amounts and collect them as follows:

(I) If the Participant is an Employee at the time the tax is determined, the tax will be deducted from the Employee’s non-Deferred Compensation.

(II) If the Participant is a current or former Non-Employee Director at the time Deferred Compensation or Company Accruals are credited to the Participant’s account under this Plan, no tax shall be paid with respect to such amounts and no reduction to reflect such taxes shall be made in the amounts credited.

(III) Otherwise, the Participant’s Account shall be reduced to the extent permitted under Treasury Regulation section 1.409A-3(j)(4)(vi) as necessary to satisfy the amount of any applicable taxes payable.

(ii) Other Taxes. State, local and foreign tax withholding may be satisfied a similar manner as under Section 4.2(i)(i) above, to the extent permitted under Treasury Regulation section 1.409A-3(j)(4)(xi).

(iii) Section 409A Inclusion. If a determination is made by the Internal Revenue Service that the Plan or any part thereof fails to meet the requirements of Code section 409A, the Account balance of any Participant shall be immediately distributed to the Participant to the extent of the amount required to be included in the Participant’s income as a result of the failure to comply with section 409A.

(iv) Violations of Ethics Laws. A Participant’s Account balance or portion thereof may be distributed at the sole discretion of the Administrator to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local or foreign ethics law or conflict of interest law.

4.3 Tax Impact. The gross amount of any payment due in accordance with this subsection shall be reduced to reflect applicable federal and state income tax withholding prior to payment to the Participant or beneficiary.

4.4 Changes in Distribution Election.

(a) Notwithstanding anything in Section 4.1 to the contrary, a Participant who is employed by the Company or serving on the Company’s Board of Directors shall be entitled to change the manner of distribution of his or her account under Section 4.2(a) or (b), provided that such change shall be made (i) using a form provided by the Administrator, (ii) in accordance with procedures established by the Administrator, and (iii) subject to the following limitations: (A) any such change in distribution election must be made and be irrevocable at least twelve (12) months before the date the distribution originally was scheduled to occur or commence, (B) the only distribution elections which may be changed are lump sum distributions payable upon a Separation from Service and In-Service Withdrawals, and (C) all such changes in distribution elections must provide for distributions to be paid in five (5) installments commencing with the sixth (6th) January following Separation from Service, except upon death or Permanent Disability.

(b) A separate change may be made with respect to each Election Year beginning on or after January 1, 2001, and with respect to the Participant’s Account attributable to Deferred Compensation and Company Accruals as of December 31, 2000. A request for change shall become effective on the first anniversary (the “Anniversary Date”) of the date such request was received by the Administrator, provided such request shall be invalid if the Participant has a Separation from Service as described in Section 1.26 (but not including Section 1.26(d) or (e)) prior to the Anniversary Date, or, as to Deferred Compensation relating to any Election Year, if any amount of such Deferred Compensation for an Election Year would otherwise become distributable prior to the Anniversary Date.

4.5 Beneficiaries.

Each Participant may designate a beneficiary on a form, provided by the Administrator, to receive distributions made pursuant to Section 4.2. If no beneficiary is designated under this Plan, or if the beneficiary shall not survive the Participant, the Participant shall be deemed to have designated (i) the Participant’s surviving spouse; or (ii) if the Participant is not married or the spouse died before the Participant, the Participant’s estate.

4.6 Discharge of Obligation For Payment.

If a legal guardian or conservator is appointed for any person to whom any payment is payable under this Plan, then, upon proof to the Administrator of such appointment, amounts which would otherwise be paid under this Plan to such person shall be paid to the legal guardian or conservator. Any such payment shall be complete discharge of the liabilities of the Company under this Plan.

ARTICLE V

ADMINISTRATION

5.1 Administrator.

The Company shall appoint an Administrator who shall be responsible for the management, operation and administration of the Plan. Except as provided in Section 6.2, the Administrator shall have full power and authority to interpret, construe and administer this Plan and the Administrator’s interpretations and construction thereof, and actions hereunder, including any valuation of the Deferred Compensation Reserve, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The HR Officer shall have full power and authority to interpret, construe and administer this Plan in performing his or her functions under Section 6.2, and the HR Officer’s interpretations and construction thereof, and actions under those Sections shall be binding and conclusive on all persons. The Company shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith by the Company.

5.2 Expenses.

The Administrator may offset the Company’s costs of administering the Plan by allocating a charge against the Deferred Compensation Reserve of each Participant in a manner to be determined by the Administrator.

ARTICLE VI

CLAIMS PROCEDURE

6.1 Initial Claims.

A Participant or a beneficiary of a Participant may submit a written claim for benefits under this Plan with the Administrator. The Administrator shall notify the claimant within a reasonable period of time but no later than ninety (90) days after the written claim is received by the Administrator whether the claim is wholly or partially denied, unless the claimant receives a written notice from the Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for the decision. Such extension shall not exceed a period of ninety (90) days from the end of the initial ninety (90) day period and such extension shall be in writing indicating the special circumstances requiring an extension of time and the date by which the Administrator expects to render the decision. The notice of the decision by the Administrator shall be in writing and in a manner calculated to be understood by the claimant, and, if a denial of the claim, must contain the following information: (i) the specific reason or reasons for the denial; (ii) the specific reference to pertinent provisions of the Plan on which the denial is based; (iii) if applicable, a description of any additional information or material necessary for the claimant to perfect the claim; and (iv) an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

6.2 Appeals.

A claimant is entitled to request a final review by the HR Officer of any denial of the claim by the Administrator. The request for review must be submitted to the HR Officer in writing within sixty (60) days of the Participant’s receipt of the Administrator’s notice of denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied. The HR Officer shall provide the claimant, upon request and free of charge, reasonable access to, and copies of, all pertinent documents and shall afford the claimant the opportunity to submit issues, comments and other information relating to the claim in writing and the HR Officer shall render a decision in writing no later than sixty (60) days after receipt of a request for a review, provided that the HR Officer determines that special circumstances require an extension of the time for the decision. Such extension shall not exceed a period of sixty (60) days from the end of the initial sixty (60) day period and such extension will be in writing indicating the special circumstances requiring an extension of time and the date by which the HR Officer expects to render the decision on review. The claimant shall receive written notice of the HR Officer’s decision and such written notice shall be written in a manner calculated to be understood by the claimant, indicating the specific reason or reasons for the decision; reference to the pertinent provisions of the Plan on which the decision is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

ARTICLE VII

MISCELLANEOUS

7.1 Plan Not An Employment Contract.

Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company as an Employee or in any other capacity.

7.2 No Trust Created.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any person, including any Participant or any other person. Any amounts which may be credited to the Deferred Compensation Reserve shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.3 Amendment or Termination of Plan.

(a) The Board of Directors of the Company may amend the Plan at any time and from time to time, or terminate and liquidate the Plan pursuant to written resolutions adopted by such Board of Directors, provided that any termination of the Plan shall comply with the requirements of Treasury Regulation section 1.409A-3(j)(ix).

(b) In no event will any such amendment or termination of the Plan have the effect of reducing the accrued account balance or the Vested Portion of any Participant’s account under this Plan. The Board may delegate its authority to amend the Plan to the HR Officer or other Company representatives pursuant to written resolutions adopted by such Board of Directors.

7.4 Effect of Plan.

This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, beneficiaries, executors, administrators and legal representatives.

7.5 Severability.

If any provision of this Plan shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect.

7.6 Applicable Law.

This Plan shall be construed in accordance with and governed by the laws of the State of Maryland.

APPENDIX A

BENCHMARK FUNDS

As of January 1, 2008, the following Benchmark Funds are available for selection by participants:

Money Market Fund – Vanguard Money Market

Bond Fund – PIMCO Total Return

Balanced Fund – Vanguard Balanced Portfolio

S&P 500 Index – Fidelity VIP Index 500

Large Core Fund – Fidelity VIP Contrafund

Large Cap Value – Vanguard Diversified Value Portfolio

Large Growth Fund – GE Premier Growth Equity

Mid Core Fund – Vanguard Mid-Cap Index

Small Growth Fund – Royce Small Cap

Foreign Fund – Franklin Templeton International

The Company has the right to change the benchmark funds from time to time.